PROSPECTUS SUPPLEMENT

(To Prospectus dated March 13, 2006)

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-131305

3,000,000 Shares

Distributed Energy Systems Corp.

Common Stock

We have entered into an equity distribution agreement with UBS Securities LLC relating to shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell up to 3,000,000 shares of our common stock from time to time through UBS Securities LLC as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ National Market at market prices, in block transactions, or as otherwise agreed with UBS Securities LLC. We will pay UBS Securities LLC a commission equal to 4% of the first $15 million of gross sales price per share of shares sold through it as agent under the equity distribution agreement and 3% of the gross sales price per share for amounts in excess of $15 million.

Under the terms of the equity distribution agreement, we also may sell shares of our common stock to UBS Securities LLC as principal for its own account at a price agreed upon at the time of sale. If we sell shares to UBS Securities LLC as principal, we will enter into a separate terms agreement with UBS Securities LLC, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Our common stock is listed on the NASDAQ National Market under the symbol “DESC.” The last reported sale price of our common stock on the NASDAQ National Market on April 7, 2006 was $6.74 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 2 of the accompanying prospectus and on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Investment Bank

The date of this prospectus supplement is April 10, 2006

Special Note Regarding Forward-Looking Statements	2
Ratios of Earnings to Fixed Charges	2
Dilution	2
How We Intend to Use the Proceeds	3
Description of Securities	4
Legal Ownership of Securities	12
Selling Stockholders	15
Plan of Distribution	16
Legal Matters	18
Experts	18
Where You Can Find More Information	18
Incorporation of Certain Documents by Reference	19

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus, or to which we have referred you. We have not, and UBS Securities LLC have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Where You Can Find More Information,” in the accompanying prospectus.

In this prospectus, “Distributed Energy,” the “company,” “we,” “us” and “our” refer to Distributed Energy Systems Corp., including its consolidated subsidiaries Proton Energy Systems, Inc. and Northern Power Systems, Inc.

Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Securities Exchange Act. For purposes of these statutes, any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “will,” “would” and similar expressions may be forward-looking statements. These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including under the heading “Recent developments” below, and are statements regarding our current intent, belief or expectation, primarily with respect to our operations and related industry developments. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and in the accompanying prospectus. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Recent developments

On March 13, 2006, we issued a press release in which we disclosed our earnings for the fourth quarter of 2005 and made the following, additional disclosure:

“The company also said that its order backlog now stands at $25 million, but it expects revenues during the first half of the year to be lower than during the first six months of 2005. Distributed Energy now estimates that first-quarter revenues will be off approximately 25% compared with last year’s first quarter, and second-quarter revenues are also expected to be lower, although to a lesser extent, than the second quarter of 2005. It attributed its reduced first-half expectations primarily to the timing of orders and the lagging effects of an unpredictable spike in the price of natural gas affecting its Northern Power Systems’ energy services business.”

The full text of the press release was furnished to the Securities and Exchange Commission on a Form 8-K on March 13, 2006.

Dilution

Our net tangible book value as of December 31, 2005 was approximately $57.0 million, or approximately $1.53 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of all 3,000,000 shares of common stock offered by us in this offering at an assumed price to public of $6.74 per share, the last reported sale price of our common stock on the NASDAQ National Market on April 7, 2006, and after deducting the commissions and offering expenses payable by us, our net tangible book value as of December 31, 2005 would have been approximately $76.5 million, or approximately $1.90 per share of common stock. This represents an immediate increase in the net tangible book value of $0.37 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $4.84 per share to new investors. The following table illustrates this per share dilution:

Assumed price to public per share		$6.74
Net tangible book value per share as of December 31, 2005	$1.53
Increase in net tangible book value per share attributable to new investors	0.37
Net tangible book value per share after this offering		1.90
Dilution per share to new investors		$4.84

The table above assumes for illustrative purposes that all 3,000,000 shares of common stock offered hereby are sold at $6.74, the last reported sale price of our common stock on the NASDAQ National Market on April 7, 2006. The shares, if any, sold in this offering will be sold from time to time at various prices that will depend largely on the market price of our common stock at the time of the sale. An increase (or decrease) of $1.00 per share in the price at which the shares are sold from the assumed offering price of $6.74 per share shown in the table above, assuming all 3,000,000 shares are sold at that price, would increase (or decrease) our net tangible book value after the offering by approximately $2.7 million, our adjusted net tangible book value per share after the offering by $0.07 per share and the dilution in net tangible book value per share to new investors in this offering by $0.93 per share, after deducting the commissions of UBS Securities LLC and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

As of December 31, 2005, there were 3,264,031 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $6.83 per share and 744,786 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $2.80 per share. To the extent that any of these outstanding options and warrants are exercised, there will be further dilution to new investors.

Plan of distribution

We have entered into an equity distribution agreement with UBS Securities LLC under which we may offer and sell up to 3,000,000 shares of our common stock from time to time through UBS Securities LLC as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ National Market at market prices, block transactions and such other transactions as agreed upon by us and UBS Securities LLC. As agent, UBS Securities LLC will not engage in any transactions that stabilize our common stock.

UBS Securities LLC, as agent, will use its reasonable efforts to solicit offers to purchase the shares of common stock on a daily basis or as otherwise agreed upon by us and UBS Securities LLC. We will designate the maximum amount of shares of common stock to be sold through UBS Securities LLC on a daily basis or otherwise as we and UBS Securities LLC agree. Subject to the terms and conditions of the equity distribution agreement, UBS Securities LLC will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct UBS Securities LLC not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or UBS Securities LLC may suspend the offering of shares of common stock by notifying the other.

We will pay UBS Securities LLC a commission equal to 4% of the first $15 million of gross sales price per share of shares sold through it as agent under the equity distribution agreement and 3% of the gross sales price per share for amounts in excess of $15 million. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

Settlement for sales of common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the equity distribution agreement, we also may sell shares to UBS Securities LLC as principal for its own account at a price agreed upon at the time of sale. If we sell shares to UBS Securities LLC as principal, we will enter into a separate terms agreement with UBS Securities LLC and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the common stock on our behalf, UBS Securities LLC may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to UBS Securities LLC may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to UBS Securities LLC against certain civil liabilities, including liabilities under the Securities Act. UBS Securities LLC may engage in transactions with, or perform other services for, us in the ordinary course of business.

If UBS Securities LLC or we have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934, as amended, that party will promptly notify the other and sales of common stock under the equity distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of UBS Securities LLC and our company.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement and (ii) the termination of the equity distribution agreement by either UBS Securities LLC or us.

Legal matters

The validity of the issuance of our common stock offered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Washington, D.C. Certain legal matters relating to the offering will be passed upon for UBS Securities LLC by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

$125,000,000

Preferred Stock

Common Stock

Debt Securities

Offered by

Distributed Energy Systems Corp.

390,250

shares of

Common Stock

Offered by the Selling Stockholders

Distributed Energy Systems Corp. may from time to time sell preferred stock, common stock or debt securities in one or more offerings up to a total dollar amount of $125,000,000. We may sell these securities to or through underwriters, directly to investors or through agents. We will specify the names of any underwriters or agents in supplements to this prospectus.

The selling stockholders may from time to time sell up to 390,250 shares of common stock. In the prospectus supplement relating to any sales by the selling stockholders, we will identify the selling stockholders and the number of shares of our common stock that the selling stockholders will be selling. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the NASDAQ National Market under the symbol “DESC.” The last reported sale price of our common stock on the NASDAQ National Market on March 8, 2006 was $6.59 per share.

Investing in our securities involves risks. See “ Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is March 13, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell preferred stock, common stock or debt securities in one or more offerings up to a total dollar amount of $125,000,000, and the selling stockholders may sell up to 390,250 shares of common stock in one or more offerings. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

In this prospectus, “Distributed Energy,” “we,” “us” and “our” refer to Distributed Energy Systems Corp., including its consolidated subsidiaries Proton Energy Systems, Inc., or Proton, and Northern Power Systems, Inc.

DISTRIBUTED ENERGY SYSTEMS CORP.

Distributed Energy Systems Corp. provides products and services for distributed, or on-site, power generation, transmission and storage. We design, integrate, construct and maintain power systems using a variety of technologies and energy sources both for grid-connected customers and for customers who need power solutions for remote locations or require more reliable or environmentally benign alternatives to centrally-distributed electricity. We market our hydrogen generators, which produce hydrogen from electricity and water in a clean and efficient process, to domestic and international customers for utility, industrial and research applications. We are developing additional technologies and products for the distributed energy market, including fuel cell systems that provide backup power and energy storage, hydrogen generators that produce hydrogen for fuel cell vehicles and power network architectures that link diverse power generating sources.

We were incorporated in Delaware in 2003. Our predecessor, Proton, was incorporated in Delaware in 1996. The address of our principal executive office is 10 Technology Drive, Wallingford, Connecticut 06492 and our general telephone number is (203) 678-2000. Our web site address is www.distributed-energy.com. The information on, or that can be accessed through, our web site is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, or the Securities Exchange Act, and Section 27A of the Securities Act of 1933, or the Securities Act. For purposes of these statutes, any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “will,” “would” and similar expressions may be forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to above under the caption “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus, any prospectus supplement and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

RATIOS OF EARNINGS TO FIXED CHARGES

For the years ended December 31, 2005, 2004, 2003, 2002 and 2001, our earnings were insufficient to cover our fixed charges by approximately $16,240,549, $22,434,099, $16,764,305, $13,581,651 and $14,954,085, respectively. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and an estimated portion of rentals representing interest costs.

For the periods indicated above and as of the date of this prospectus, we have had no preference equity securities outstanding. Accordingly, a ratio of earnings to fixed charges is being presented in lieu of a ratio of earnings to combined fixed charges and preferred stock dividends.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

HOW WE INTEND TO USE THE PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

•	for capital expenditures made in the ordinary course of business, including facilities expansion;

•	for acquisitions of businesses, products and technologies that complement or expand our business; and

•	to repay existing indebtedness.

If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

We will not receive any of the proceeds from sales of common stock by the selling stockholders.

DESCRIPTION OF SECURITIES

The following description of our common stock, preferred stock and debt securities summarizes the material terms and provisions of these securities. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed. The terms of these securities may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 65,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. They are not entitled to the benefit of any sinking fund. The rights, powers, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws, which have been filed with the SEC.

Our common stock is listed on the NASDAQ National Market under the symbol “DESC.” On March 8, 2006, the last reported sale price for our common stock on the NASDAQ National Market was $6.59 per share. As of March 2, 2006 there were approximately 479 stockholders of record.

Voting Rights

The holders of our common stock are entitled to one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the shares present in person or represented by proxy and entitled to be cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of common stock will share ratably in any dividends declared by our board of directors, subject to any preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. We made a cash distribution of $1.00 per share payable on June 20, 2003 to shareholders of record as of June 6, 2003. The distribution was recorded as a reduction to additional paid-in capital, in that the distribution represented a return of capital. We do not intend to pay cash dividends in the foreseeable future.

Other Rights

On liquidation, dissolution or winding up of Distributed Energy, all holders of our common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to any preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us, or discourage a third party from attempting to acquire us.

A prospectus supplement relating to any preferred stock to be issued pursuant to this prospectus will specify the terms of the preferred stock, including, if applicable, the following:

•	the title of the series and stated value;

•	the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•	the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;

•	the date from which dividends on the preferred stock shall accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any provisions for a sinking fund;

•	any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;

•	any securities exchange listing;

•	any voting rights and powers;

•	whether interests in the preferred stock will be represented by depository shares;

•	the terms and conditions, if applicable, of conversion into common stock, including the conversion price or rate or manner of calculation thereof;

•	a discussion of applicable U.S. federal income tax considerations;

•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue senior notes under a senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue subordinated notes under a subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, and, if so, who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the interest payment dates and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	whether or not the notes will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of interest, or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect, under certain circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

Delaware Law and Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Effects

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving Distributed Energy and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Our certificate of incorporation and bylaws provide:

•	that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

•	that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from attempting to do so.

Our certificate of incorporation and bylaws also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting;

•	special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors; and

•	in order for any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice to us.

These provisions could delay until the next annual stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our bylaws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our bylaws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Ability to Adopt Stockholder Rights Plan

Our board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares in order to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of us by means of a merger, tender offer, proxy contest or otherwise if our board of directors determines that such change in control is not in the best interests of us and our stockholders. Our board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change in control of Distributed Energy.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which will in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Legal Holders”;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING STOCKHOLDERS

The following table sets forth, for each selling stockholder, the amount of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering. All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our common stock. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

	Beneficial Ownership Before the Offering			Number of Shares to Be Offered(1)	Beneficial Ownership After the Offering
Name and Address of Selling Stockholders	Shares		Percentage(1)		Shares	Percentage(1)
Electric Power Research Institute, Inc. 3412 Hillview Avenue Palo Alto, CA 94304	50,000		*	50,000	—	—
Walter W. Schroeder(2)	1,045,010	(3)	2.74%	100,000	945,010	2.52%
Robert W. Shaw Jr.(4)	788,970	(5)	2.10	100,000	688,970	1.84
Robert J. Friedland(6)	525,624	(7)	1.40	25,000	500,624	1.34
Lawrence C. Moulthrop Jr.(8)	468,416	(9)	1.25	30,000	438,416	1.17
Clint C. Coleman(10)	247,983	(11)	*	40,000	207,983	*
Jonathan A. Lynch(12)	115,086	(13)	*	14,000	101,086	*
Darren R. Jamison(14)	37,889	(15)	*	25,000	12,889	*
Mark E. Murray(16)	6,250		*	6,250	—	—

(1)	Percentage ownership is based up on 37,397,446 shares of our common stock outstanding as of March 2, 2006.
(2)	Mr. Schroeder is our president and a member of our board of directors.
(3)	Includes 732,930 shares subject to options exercisable within 60 days after March 2, 2006.
(4)	Dr. Shaw is the chairman of our board of directors.
(5)	Includes 215,500 shares subject to options exercisable within 60 days after March 2, 2006, and 76,316 shares held of record by Micro-Generation Technology Fund, LLC. Dr. Shaw is president of Arete Corporation, which is the manager of Micro-Generation Technology Fund, LLC. Dr. Shaw disclaims beneficial ownership of the shares held by Micro-Generation Technology Fund, LLC.
(6)	Mr. Friedland is our senior vice president.
(7)	Includes 249,312 shares subject to options exercisable within 60 days after March 2, 2006.
(8)	Mr. Moulthrop is our vice president product development.
(9)	Includes 163,984 shares subject to options exercisable within 60 days after March 2, 2006.
(10)	Mr. Coleman is our executive vice president, corporate development.
(11)	Includes 51,940 shares subject to options exercisable within 60 days after March 2, 2006, and warrants to purchase 49,575 shares.
(12)	Mr. Lynch is our director of advanced technology and chief technology officer of our Northern Power Systems, Inc. subsidiary.
(13)	Includes 61,694 shares subject to options exercisable within 60 days after March 2, 2006, and warrants to purchase 20,006 shares.
(14)	Mr. Jamison is the president of our Northern Power Systems, Inc. subsidiary.
(15)	Includes 12,500 shares subject to options exercisable within 60 days after March 2, 2006.
(16)	Mr. Murray is the president of our Proton Energy Systems, Inc. subsidiary.
*	Represents beneficial ownership of less than one percent of common stock.

PLAN OF DISTRIBUTION

We and the selling stockholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the name or names of, and the number of shares of common stock being sold by, any selling stockholders participating in the offering;

•	the purchase price of the securities being offered and the proceeds we and/or the selling stockholders will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us and/or the selling stockholders;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

If we and/or the selling stockholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we and/or the selling stockholders have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

We and/or the selling stockholders may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We and/or the selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents.

In compliance with National Association of Securities Dealers guidelines, the maximum compensation to the underwriters in connection with the sale of securities pursuant to this prospectus and any prospectus supplement will not exceed 8% of the total offering price to the public of such securities.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and/or the selling stockholders and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and/or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or selling stockholders in the ordinary course of their businesses.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expenses of all commissions and discounts, if any, attributable to the sales of securities by us. The selling stockholders will bear all commissions and discounts attributable to the sales of common stock by them.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us or the selling stockholders in the offering. If the underwriters have an over-allotment option to purchase additional securities from us or the selling stockholders, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Washington, D.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Distributed Energy Systems Corp. for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The telephone number for the public reference room is (202) 942-8090. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s world wide web site at http://www.sec.gov or on our web site at http://www.distributed-energy.com. Information included on our web site is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

1. Our Annual Report on Form 10-K for the year ended December 31, 2005;

2. Our Current Reports on Form 8-K filed January 20, 2006 and February 2, 2006; and

3. The description of our common stock which is contained in our registration statement on Form 8-A filed on November 4, 2003 pursuant to Section 12 of the Securities Exchange Act.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

Attention: Investor Relations

Telephone: (203) 678-2000

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to distribute or sell securities in any jurisdiction where the distribution or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.